Telestone Technologies Corporation Announces First Quarter 2011 Results

-- Revenues Grew 30.0% and Gross Profit Grew 33.6% versus the Year-Ago Quarter

-- Revenues Expected to Increase Approximately 30% in 2011 and Double in 2012

BEIJING, May 16, 2011 /PRNewswire-Asia-FirstCall/ -- Telestone Technologies Corporation (NASDAQ: TSTC) ("Telestone" or the "Company"), a leading developer and provider of telecommunications local access networks in China, today announced its financial results for the first quarter ended March 31, 2011.

First-Quarter 2011 Highlights

•	Revenues increased 30.0% year-over-year to $14.5 million
•	Gross profit increased 33.6% year-over-year to $6.6 million, with gross margin of 45.6%
•	Operating income increased to $2.1 million, as compared to operating loss of $1.0 million in the first quarter of 2010
•	Net income increased to $1.6 million, or $0.13 per diluted share, as compared to net loss of $1.1 million in the first quarter of 2010
•	Non-GAAP income increased 40.8% year-over year to $2.1 million, or $0.17 per diluted share
•
Received a WFDS contract to install a Unified Access Network (UAN) solution and the corresponding proprietary equipment in connection with the upcoming Beijing-Shanghai high-speed railway, valued at $10 million.

"We are off to a good start in 2011 with solid growth in revenue and net income," stated Mr. Daqing Han, Chairman and Chief Executive Officer of Telestone. "We saw several positive developments in the first quarter of 2011, which is normally seasonally slow for the telecommunications-equipment industry and also included the Chinese New Year holiday. Our Wireless Fiber-Optic Distribution System (WFDS) technology based product and solutions continues to gain recognition in the market, demonstrated by the recent $10 million contract award for the Beijing-Shanghai high speed rail project. We continue to expect strong growth in 2011, while Telestone expands its focus on operations and collections to prepare for a stellar 2012."

First-Quarter 2011 Results

Revenues for the first quarter of 2011 increased 30.0% to $14.5 million compared to $11.1 million in the first quarter of 2010. The year-over-year increase in revenue was primarily due to higher sales of equipment and services, including WFDS-related products.

During the quarter, revenue from equipment sales rose 37.1% to $7.0 million, as compared to $5.1 million in the year-ago quarter. Sales of professional services increased 24.0% from $6.0 million to $7.5 million in the first quarter of 2011. The stronger growth of equipment sales versus professional services was primarily due to higher sales to non-telecom operators. During the quarter, Telestone generated approximately $1.9 million revenue from sales of telecom products to non-telecom operators.

Sales of WFDS-enabled products rose 13.7% year over year, accounting for 23.0% of sales for the quarter. In the three months ended March 31, 2011, the revenue from the "Big-3" telecom carriers -- China Mobile, China Unicom, and China Telecom -- comprised 86.8% of overall quarterly revenue, compared to 98.3% in the year-ago quarter

Gross profit for the quarter ended March 31, 2011 increased 33.6% to $6.6 million compared to $4.9 million a year ago. The gross margin increased to 45.6%, as compared to 44.4% in the same period last year. The year-over-year gross margin increase was primarily attributable to increased sales of higher margin WFDS products.
Selling, general and administrative (SG&A) expenses were $4.1 million, or 28.6% of total revenue, down 27.0% from $5.7 million, or 50.9% of total revenue, in the same period last year. General and administrative expenses were $2.0 million, or 13.85% of the revenue for the three months ended March 31, 2011, as compared to $2.9 million, or 26.4% of revenue for the same period in 2010. The decrease in general and administrative expenses was mainly due to a decrease in stock-based compensation expense of $2.1 million versus the year-ago quarter, partly offset by the increase in rental expense following the relocation of the Company's headquarters in late 2010.

Operating income was $2.1 million as compared to operating loss of $1.0 million in the quarter ended March 31, 2010.  The operating margin was 14.6% in the quarter, as compared to negative 9.1% in the year-ago quarter.

Net income was $1.6 million, as compared to net loss of $1.1 million in the same period last year. Basic and diluted earnings per share for the first quarter of 2011 were $0.13, as compared to a loss of $0.11 per share in the year-ago quarter.  Non-GAAP net income, which excludes $0.5 million of non-cash stock compensation expense, was $2.1 million, up 40.8% from the year-ago period.  Non-GAAP earnings per share were $0.17, versus $0.14 in the year-ago quarter.

Financial Condition

As of March 31, 2011, Telestone had $26.5 million in cash and cash equivalents, compared to $31.0 million at the end of 2010. Inventory was $4.8 million on March 31, 2010, compared to $3.1 million on December 31, 2001. Working capital was $111.7 million at the end of March 31, 2011, versus $109.6 million at the end of 2010. The Company had $11.1 million in short-term debt as well as $42.4 million in accounts payable at the end of first quarter of 2011. Shareholders' equity totaled $118.9 million compared to $116.9 million at the end of 2010. Cash used in operating activities was $5.6 million, as compared to cash used in operating activities of $1.1 million in the year-ago quarter.

By the end of the first quarter of 2011, Telestone's accounts receivable increased to $198.0 million from $192.5 million at the year end of 2010. The increase in receivables was mainly due to the large amount of account receivables generated from a rapid increase in sales in 2010, in which revenues grew 83.2% year over year. In addition, receivables have historically been seasonally high in the first quarter of the year, which follows the seasonally strongest fourth quarter in terms of revenues.

Recent Developments

•
In January 2011, Telestone was awarded a WFDS contract by China Beijing-Shanghai High Speed Rail Shareholding Corporation Limited to install a WFDS-enabled Unified Access Network (UAN) solution and the corresponding proprietary equipment in connection with the upcoming Beijing-Shanghai high-speed railway. The $10 million contract is scheduled for delivery by June 30, 2011.

•
In February 2011, Mr. Daqing Han, the Company's Chairman and Chief Executive Officer, adopted a Rule 10b5-1 plan under which he can purchase up to $5 million worth of the Company's shares of Telestone's common stock. As of May 16, 2011, Mr. Han had purchased 100,000 shares at an average price less than $6.00.

Business Outlook for 2011 and 2012

For the full-year 2011, Telestone expects revenues to increase by about 30% to approximately $171 million. The Company expects full-year 2011 net income to increase by about 10% to approximately $27.5 million or $2.22 per diluted share. The relatively lower expected growth in net income is due to planned investment in expanding sales and marketing activities in order to achieve the Company's goals for international expansion and sales to non-telecom carrier customers, and this EPS figure also reflects a higher share count due to the November 2010 secondary offering.  Telestone continues to expect revenue from WFDS-based products to account for 40% of the company's total revenue in 2011 and also continues to expect revenue from international customers to account for 3% of total revenue in 2011.

In 2012, the company also expects revenues to double to approximately $342 million.

Telestone will increase its focus on collections in 2011 so as to manage accounts receivable more effectively. The Company expects to collect RMB 800 million (approximately $123.1 million) of accounts receivable in 2011 and maintain DSOs within the range of 360 and 400 days at the end of the year.

"Telestone achieved solid business growth in the first quarter, and our WFDS based products are increasingly recognized by the market. In order to position the Company for continued solid growth in the next several years, we will focus on operations and expanding our customer base in 2011. We feel confident we will improve collections and that we will gain several non-telecom customers in 2011. Due to our shift in focus on operations and collections rather then pure growth in 2011, we are expecting to grow at a slower pace than 2010. However, we expect these measures to position us for accelerating growth in 2012 and beyond," concluded Mr. Han.

Non-GAAP Financial Measures

This release contains adjusted non-GAAP financial measures.  These adjusted financial measures, which are used as measures of the Company's performance, should be considered in addition to, not as a substitute for, measures of the Company's financial performance prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP").  The Company's adjusted financial measures may be defined differently than similar terms used by other companies.  Accordingly, care should be exercised in understanding how the Company defines its adjusted financial measures.

Reconciliations of the Company's adjusted measures to the nearest GAAP measures are set forth in the section below titled "Reconciliation of GAAP to Non-GAAP Results."  These adjusted measures include adjusted net income, and adjusted diluted net income per share.

The Company's management uses adjusted financial measures to gain an understanding of the Company's comparative operating performance (when comparing such results with previous periods or forecasts) and future prospects.  The Company's adjusted financial measures exclude certain special items, including stock-based compensation charge from its internal financial statements for purposes of its internal budgets.  Adjusted financial measures are used by the Company's management in their financial and operating decision-making, because management believes they reflect the Company's ongoing business in a manner that allows meaningful period-to-period comparisons.  The Company's management believes that these adjusted financial measures provide useful information to investors and others in the following ways: 1) in understanding and evaluating the Company's current operating performance and future prospects in the same manner as management does, if they so choose, and 2) in comparing in a consistent manner the Company's current financial results with the Company's past financial results.

The Company's management believes excluding stock-based compensation from its adjusted financial measures is useful for itself and investors, as such expense will not result in future cash payment and is not an indicator used by management to measure the Company's core operating results and business outlook.

The adjusted financial measures have limitations.  They do not include all items of income and expense that affect the Company's operations. Specifically, these adjusted financial measures are not prepared in accordance with GAAP, may not be comparable to adjusted financial measures used by other companies and, with respect to the adjusted financial measures that exclude certain items under GAAP, do not reflect any benefit that such items may confer to the Company.  Management compensates for these limitations by also considering the Company's financial results as determined in accordance with GAAP.

Conference Call

The Company will host a conference call at 8:00 a.m. Eastern Daylight Time on Tuesday, May 16, 2011, to discuss its first-quarter 2011 results. Mr. Daqing Han, Chairman and Chief Executive Officer, Ms. Xiaoli Yu, Chief Financial Officer, and Ms. Yue Zhai, Secretary of the Board, will host the call.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 549-1292. International callers should dial + (852) 3005-2050. The participant PIN code is 169870#.
This call is also being webcast and can be accessed by clicking on the following link:
http://www.mzcan.com/cancast/us/index.php?id=usTSTC_15&version=e

About Telestone Technologies Corporation

Telestone is a leader and innovator in wireless local-access network technologies and solutions. The company has a global presence, with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has installed radio-frequency (RF)-based 1G and 2G systems throughout China for its leading telecommunications companies. After intensive research on the needs of carriers in the 3G age, Telestone developed and commercialized its proprietary third-generation local-access network technology, WFDS(TM) (Wireless Fiber-optic Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone also offers services including project design, manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,200 employees.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Company Contacts:	Investor Relations Contact:
Telestone Technologies Corporation	CCG Investor Relations
Ms. Yue Zhai, Secretary of the Board	Mr. John Harmon, CFA, Sr. Account Manager
Phone: +86-10-6860 8335 x1105	Phone: +86-10-6561-6886 x807 (Beijing)
E-mail: zhaiyue@telestone.com	E-mail: john.harmon@ccgir.com

Ms. Julia Yuan, Investor Relations Associate
Phone: +86-10-6860-8335 x1115
E-mail: yuanqi@telestone.com

– Financial Tables Follow –

Telestone Technologies Corporation Consolidated Statements of Operations and Other Comprehensive Income (U.S. dollars in Thousands, except per-share amounts)
	Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Operating revenues:
Net sales of equipment	$6,992	$5,100
Service income	7,480	6,032
Total operating revenues	14,472	11,132

Cost of operating revenues:
Cost of net sales	3,831	2,870
Cost of service	4,043	3,323
Total cost of operating revenues	7,874	6,193
Gross income	6,598	4,939

Operating expenses:
Sales and marketing	2,131	2,728
General and administrative	2,005	2,934
Research and development	248	224
Depreciation and amortization	102	71
Total operating expenses	4,486	5,957
Operating income (loss)	2,112	(1,018)

Interest expense	(149)	(126)
Other income, net	203	335
Income (Loss) before income taxes	2,166	(809)

Income taxes	(547)	(321)
Net income (loss)	1,619	(1,130)

Other comprehensive income
Foreign currency translation adjustment	-	-
Total comprehensive income (loss)	1,619	(1,130)

Earnings (Loss) per share:
Weighted average number of common stock outstanding
Basic	12,333,264	10,513,268
Effect of dilutive warrants and stock options	15,883	-
Diluted	12,349,147	10,513,268
Net income (loss) per share of common stock
Basic	0.13	(0.11)
Diluted	0.13	(0.11)

Telestone Technologies Corporation Consolidated Balance Sheets (U.S. dollars in Thousands, except per-share amounts)

	As of March 31, 2011	As of December 31, 2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$26,504	$31,020
Accounts receivable, net of allowance	197,977	192,487
Due from related parties	1,478	2,018
Inventories, net of allowance	4,761	3,123
Prepayments	1,797	1,748
Other current assets	1,929	1,630
Total current assets	234,446	232,026

Goodwill	3,119	3,119
Property, plant and equipment, net	1,623	1,565
Lease prepayments, net	2,515	2,528
	7,257	7,212
Total assets	241,703	239,238

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term bank loans	$11,100	$9,846
Accounts payable – Trade	42,358	40,685
Customer deposits for sales of equipment	2,157	2,089
Due to related parties	1,763	3,977
Income tax payable	14,235	13,760
Accrued expenses and other accrued liabilities	51,169	52,031
Total current liabilities	122,782	122,388

Commitments and contingencies
Stockholders' equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued
Common stock and paid-in-capital, US$0.001 par value:
Authorized – 100,000,000 shares as of March 31, 2011 and December 31, 2010
Issued and outstanding – 12,233,264 shares as of March 31, 2011 and December 31, 2010	12	12
Additional paid-in capital	43,502	43,050
Dedicated reserves	5,115	5,115
Other comprehensive income	8,437	8,437
Retained earnings	61,855	60,236
Total stockholders' equity	118,921	116,850
Total liabilities and stockholders' equity	241,703	239,238

Telestone Technologies Corporation Consolidated Statements of Cash Flows (U.S. dollars in Thousands, except per-share amounts)
	Three months ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$1,619	$(1,130)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	102	71
Stock-based compensation	452	2,601
Changes in assets and liabilities:
Accounts receivable	(5,490)	(1,422)
Inventories	(1,638)	(619)
Prepayments	(49)	603
Other current assets	(299)	512
Accounts payable	1,673	40
Customer deposits for sales of equipment	68	(24)
Due to related parties	(1,674)	(441)
Income tax payable	475	529
Accrued expenses and other accrued liabilities	(862)	(1,861)
Net cash used in operating activities	(5,623)	(1,141)

Cash flows from investing activities
Purchase of property, plant and equipment	(147)	(81)
Net cash used in investing activities	(147)	(81)

Cash flows from financing activities
Repayment of short-term bank loans	(1,212)	(1,170)
Short term bank loans raised	2,466	1,170
Net cash from financing activities	1,254	-

Net decrease in cash and cash equivalents	(4,516)	(1,222)
Cash and cash equivalents, beginning of the period	31,020	11,233
Cash and cash equivalents, end of the period	26,504	10,011

The following table reconciles GAAP measures to non-GAAP measures:
Telestone Technologies Corporation Reconciliation of GAAP to Non-GAAP Results (U.S. dollars in Thousands, except per-share amounts)

	Three Months Ended March 31,
	2011	2010
Net Income	$1,619	$(1,130)
Add back: Stock-based compensation	452	2,601
Non-GAAP Net Income	2,071	1,471
Non-GAAP Diluted EPS	$0.17	$0.14